EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
VALERO ENERGY CORPORATION
AND
CST BRANDS, INC.
DATED AS OF [•]

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE SEPARATION		12
2.1.	Transfer of Assets and Assumption of Liabilities	12
2.2.	Corner Store Assets	14
2.3.	Corner Store Liabilities	16
2.4.	Transfer of Excluded Assets; Assumption of Excluded Liabilities	17
2.5.	Approvals and Notifications	18
2.6.	Novation of Corner Store Liabilities	20
2.7.	Novation of Excluded Liabilities	20
2.8.	Termination of Agreements	21
2.9.	Treatment of Shared Contracts	22
2.10.	Bank Accounts; Cash Balances	23
2.11.	Other Ancillary Agreements	24
2.12.	Disclaimer of Representations and Warranties	24

ARTICLE III THE DISTRIBUTION		25
3.1.	Actions Prior to the Distribution	25
3.2.	Effecting the Distribution	26
3.3.	Conditions to the Distribution	28
3.4.	Sole Discretion	29

ARTICLE IV DISPUTE RESOLUTION		29
4.1.	General Provisions	29
4.2.	Consideration by Senior Executives	30
4.3.	Arbitration	30

ARTICLE V MUTUAL RELEASES; INDEMNIFICATION		32
5.1.	Release of Pre-Distribution Claims	32
5.2.	Indemnification by Corner Store	35
5.3.	Indemnification by Valero	36
5.4.	Indemnification Obligations Net of Insurance Proceeds	36
5.5.	Procedures for Indemnification of Third-Party Claims	37
5.6.	Additional Matters	39
5.7.	Remedies Cumulative	41
5.8.	Survival of Indemnities	41
5.9.	Guarantees, Letters of Credit and Other Obligations	41
5.10.	Right of Contribution	42
5.11.	No Impact on Third Parties	43
5.12.	No Cross-Claims or Third-Party Claims	43

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5.13.	Severability	43
5.14.	Ancillary Agreements	43

ARTICLE VI INSURANCE MATTERS		44
6.1	Insurance Matters	44

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		46
7.1.	Agreement for Exchange of Information	46
7.2.	Ownership of Information	47
7.3.	Compensation for Providing Information	47
7.4.	Record Retention	47
7.5.	Limitations of Liability	47
7.6.	Other Agreements Providing for Exchange of Information	47
7.7.	Production of Witnesses; Records; Cooperation	48
7.8.	Privileged Matters	48
7.9.	Confidentiality	50
7.10.	Protective Arrangements	51

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		52
8.1.	Further Assurances	52
8.2.	Performance	53
8.3.	Order of Precedence	53

ARTICLE IX TERMINATION		53
9.1	Termination	53

ARTICLE X MISCELLANEOUS		53
10.1.	Counterparts; Entire Agreement; Corporate Power	53
10.2.	Governing Law	54
10.3.	Assignability	54
10.4.	Third-Party Beneficiaries	55
10.5.	Notices	55
10.6.	Severability	55
10.7.	Force Majeure	56
10.8.	Publicity	56
10.9.	Expenses	56
10.10.	Late Payments	56
10.11.	Headings	56
10.12.	Survival of Covenants	56
10.13.	Waivers of Default	57
10.14.	Specific Performance	57
10.15.	Amendments	57

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10.16.	Interpretation	57
10.17.	Mutual Drafting	58
10.18.	Limitations of Liability	58

ANNEX AND SCHEDULES
Annex A	Restructuring Steps Memorandum
Schedule 1.1A	Assumed Actions
Schedule 1.1B	Corner Store Business Exclusions
Schedule 1.1C	Corner Store Contracts
Schedule 1.1D	Corner Store Intellectual Property
Schedule 1.1E	Corner Store Software
Schedule 2.2(a)(i)	Members of the Corner Store Group following the Distribution
Schedule 2.2(a)(v)	Corner Store Assets
Schedule 2.2(b)(v)	Excluded Assets
Schedule 2.3(a)(ii)	Corner Store Liabilities
Schedule 2.3(b)(i)	Excluded Liabilities
Schedule 2.8(b)(ii)	Agreements between Corner Store Group and Valero Group that will not be terminated
Schedule 2.8(b)(iv)	Intercompany accounts payable or accounts receivable that will not be terminated
Schedule 2.9(a)	Shared Contracts
Schedule 5.5(g)	Special provisions applicable to certain pending Third-Party Claims
Schedule 5.9(a)	Guarantees, letters of credit and other obligations from which the Valero Group is to be removed
Schedule 6.1(c)	Insurance policies for which waivers of subrogation are required

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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, made and entered into effective as of [•] (this “Agreement”), is by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and CST Brands, Inc., a Delaware corporation and wholly owned subsidiary of Valero (“Corner Store”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the Board of Directors of Valero (the “Valero Board”) has determined that it is in the best interests of Valero and its stockholders to create a new publicly traded company that shall operate the Corner Store Business;
WHEREAS, Corner Store has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the Corner Store Financing Arrangements) and the distribution of its stock;
WHEREAS, in furtherance of the foregoing, the Valero Board has determined that it is appropriate and desirable for Valero and its applicable Subsidiaries to transfer the Corner Store Assets to Corner Store and certain entities designated by Corner Store that will be Subsidiaries of Corner Store as of the Distribution Date (any such entities, the “Corner Store Designees”), and for Corner Store and the Corner Store Designees to assume the Corner Store Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);
WHEREAS, on the terms and conditions set forth in this Agreement, Valero shall contribute the Corner Store Assets to Corner Store and the Corner Store Designees in exchange for Corner Store Common Stock, the Senior Notes, the Cash Consideration and the assumption by Corner Store of the Corner Store Liabilities (the “Contribution”);
WHEREAS, Valero currently intends that, on the Distribution Date, Valero shall distribute to holders of shares of Valero Common Stock, through a spin-off, 80% of the outstanding shares of Corner Store Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);
WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, if effected, taken together, are intended to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code;
WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Valero, Corner Store and their respective Subsidiaries, following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.3(a).
“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement and the Ancillary Agreements, no member of the Corner Store Group shall be deemed to be an Affiliate of any member of the Valero Group, and no member of the Valero Group shall be deemed to be an Affiliate of any member of the Corner Store Group.
“Agent” means the distribution agent to be appointed by Valero to distribute to the stockholders of Valero 80% of the outstanding shares of Corner Store Common Stock pursuant to the Distribution.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” means the Employee Matters Agreement, the Transition Services Agreements, the Tax Matters Agreement, the Registration Rights Agreement, the U.S. Fuel Supply Agreements, the Petroleum Product Supply Agreement, the Office Lease Agreement, the Office Sublease Agreement and the Transfer Documents.
“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
(a)all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;
(b)all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
(c)all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;
(d)all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
(e)(i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;
(f)all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;
(g)all letters of credit;
(h)all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;
(i)all Intellectual Property and technology;
(j)all Software;
(k)all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)all prepaid expenses, trade accounts and other accounts and notes receivable;
(m)all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(n)all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
(o)all cash or cash equivalents, bank accounts, lock boxes, security deposits and other deposit arrangements; and
(p)all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
“Assumed Actions” means those Actions which are listed in Schedule 1.1A.
“Cash Consideration” means $[•] in cash to be paid to Valero by Corner Store in the Contribution.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contribution” shall have the meaning set forth in the Recitals.
“Corner Store” shall have the meaning set forth in the Preamble.
“Corner Store Accounts” shall have the meaning set forth in Section 2.10(a).
“Corner Store Assets” shall have the meaning set forth in Section 2.2(a).
“Corner Store Balance Sheet” means the audited combined balance sheet of the Corner Store Group, including the notes thereto, as of December 31, 2012.
“Corner Store Business” means (a) the retail business in the U.S. and Canada of Valero and its Subsidiaries and Affiliates (including, for the purposes of this definition, Corner Store and its Subsidiaries and Affiliates) prior to the date hereof as described in the Information Statement as the “retail business” and (b) without limiting the foregoing clause (a) and except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be part of the Corner Store Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Corner Store” or “Dépanneur du Coin” name); provided, that the “Corner Store Business” shall not include any of the businesses, Assets or operations described on Schedule 1.1B.
“Corner Store Certificate of Incorporation” shall have the meaning set forth in Section 3.1(f).

“Corner Store Common Stock” means the common stock, par value $0.01 per share, of Corner Store.
“Corner Store Contracts” means:
(a)any contract, agreement, arrangement, commitment or understanding with respect to which the only Persons party thereto or with rights, benefits or obligations thereunder or whose Assets are bound thereby are members of the Corner Store Group and third parties unaffiliated with the Valero Group;
(b)any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Corner Store Employee or consultants of the Corner Store Group;
(c)the contracts, agreements, arrangements, commitments or understandings listed on Schedule 1.1C; and
(d)any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Corner Store or any member of the Corner Store Group.
“Corner Store Designees” shall have the meaning set forth in the Recitals.
“Corner Store Employee” means any individual who, immediately prior to the Distribution, is either actively employed primarily by, or then on an approved leave of absence from, any Person that will be a member of the Corner Store Group immediately after the Distribution.
“Corner Store Financing Arrangements” means the Senior Notes, the Revolving Credit Facility and the Term Loan Facility.
“Corner Store Group” means Corner Store, each Subsidiary of Corner Store immediately after the Distribution Date and each Affiliate of Corner Store immediately after the Distribution Date.
“Corner Store Indemnitees” shall have the meaning set forth in Section 5.3.
“Corner Store Intellectual Property” means the Intellectual property set forth on Schedule 1.1D.
“Corner Store Liabilities” shall have the meaning set forth in Section 2.3(a).
“Corner Store Software” means the Software set forth on Schedule 1.1E.
“Corner Store Transfer Documents” shall have the meaning set forth in Section 2.4(b).
“Corporate Action” means any Action, whether filed before, on or after the Distribution Date, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“Credit Rating” means on any date, the rating that has been most recently announced by any Rating Agency for any class of senior, unsecured, non-convertible publicly held long-term debt of a Person.
“Custodial Party” means the party that maintains the Records Facility where Stored Records are held.
“Dispute” shall have the meaning set forth in Section 4.1(a).
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Date” means the date and time at which the Distribution occurs.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Valero and Corner Store.
“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Excluded Assets” shall have the meaning set forth in Section 2.2(b).
“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).
“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person) or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall have the meaning set forth in Section 3.3(a)(vii).
“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Group” means either the Corner Store Group or the Valero Group, as the context requires.
“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).
“Indemnitee” shall have the meaning set forth in Section 5.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.
“Information Statement” shall have the meaning set forth in Section 3.3(a)(vii).
“Initial Notice” shall have the meaning set forth in Section 4.2.
“Insurance Proceeds” means those monies:
(a)received by an insured from an insurance carrier; or
(b)paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.
“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how and (f) intellectual property rights arising from or in respect of any technology.
“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Losses” means actual losses (including any diminution in value), costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Medicare Reporting Obligations” shall have the meaning set forth in Section 5.6(f).
“Non-Custodial Party” means the party that owns Stored Records held in the other party’s Records Facility.
“NYSE” means the New York Stock Exchange.
“Office Lease Agreement” means the office lease agreement between a member of the Valero Group and a member of the Corner Store Group to be entered into in connection with the Separation.
“Office Sublease Agreement” means the office sublease agreement between a member of the Valero Group and a member of the Corner Store Group to be entered into in connection with the Separation.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Petroleum Product Supply Agreement” means the Petroleum Product Supply Agreement to be entered into between Valero Marketing and Supply Company and a member of the Corner Store Group in connection with the Separation.
“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.
“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.
“Rating Agency” means Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch, Inc., any of their successors, or any nationally recognized statistical rating organizations registered with the SEC.
“Record Date” means 5:00 p.m. Eastern Time on the date to be determined by the Valero Board as the record date for determining stockholders of Valero entitled to receive shares of Corner Store Common Stock in the Distribution.
“Record Holders” means the holders of record of Valero Common Stock as of the Record Date.
“Records Facility” shall have the meaning set forth in Section 7.4(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [•], between Valero and Corner Store.
“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Response” shall have the meaning set forth in Section 4.2.
“Restructuring Steps Memorandum” means the memorandum attached as Annex A setting forth the restructuring steps to be taken prior to the Distribution Date and the sequence thereof.
“Retained Stock” means the Corner Store Common Stock retained by Valero immediately following the Distribution.
“Revolving Credit Facility” means a revolving credit facility pursuant to a revolving credit facility agreement entered into prior to the Distribution Date by Corner Store, as borrower, the lender named therein as administrative agent, and the lenders named therein, on such terms and conditions as agreed to by Corner Store and the other parties to the revolving credit facility agreement and approved by Valero.
“SEC” means the U.S. Securities and Exchange Commission.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Senior Notes” means the securities issued prior to the Distribution Date by Corner Store, and approved by Valero, in reliance on Rule 144A promulgated under the Securities Act.
“Separation” shall have the meaning set forth in the Recitals.
“Shared Contract” shall have the meaning set forth in Section 2.9(a).
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.
“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” means Information that is contained in written, electronic or other tangible forms.
“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between Valero and Corner Store.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Taxes” shall have the meaning set forth in the Tax Matters Agreement.
“Term Loan Facility” means the term loan facility pursuant to the term loan agreement entered into prior to the Distribution Date by Corner Store, as borrower, the lender named therein as administrative agent, and the lenders named therein, on such terms and conditions as agreed to by Corner Store and the other parties to the term loan agreement and approved by Valero.
“Third Party” shall have the meaning set forth in Section 5.5(a).
“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).
“Transfer Documents” shall have the meaning set forth in Section 2.4(b).
“Transferred Entity” shall have the meaning set forth in Section 2.2(a)(i).
“Transition Services Agreements” means the Transition Services Agreement, dated as of [•], between Valero Services, Inc. and Corner Store, and the Transition Services Agreement, dated as of [•], between Ultramar Ltd. and CST Canada Co.
“U.S. Fuel Supply Agreements” means a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement to be entered into between a member of the Valero Group and a member of the Corner Store Group in connection with the Separation.
“Unreleased Corner Store Liability” shall have the meaning set forth in Section 2.6(b).
“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.7(b).
“Valero” shall have the meaning set forth in the Preamble.

“Valero Accounts” shall have the meaning set forth in Section 2.10(a).
“Valero Board” shall have the meaning set forth in the Recitals.
“Valero Business” means each and every business conducted at any time by any member of the Valero Group, except the Corner Store Business.
“Valero Common Stock” means the common stock, par value $0.01 per share, of Valero.
“Valero Group” means Valero, each Subsidiary of Valero immediately after the Distribution Date and each Affiliate of Valero immediately after the Distribution Date (in each case other than any member of the Corner Store Group).
“Valero Indemnitees” shall have the meaning set forth in Section 5.2.
“Valero Intellectual Property” means (a) the Valero Name and Valero Marks, and (b) all other Intellectual Property that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Corner Store Intellectual Property.
“Valero Name and Valero Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Valero or any of its Affiliates using or containing “Valero” or “Ultramar” (in block letters or otherwise), “Valero” or “Ultramar” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.
“Valero Software” means all Software that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Corner Store Software.
“Valero Transfer Documents” shall have the meaning set forth in Section 2.1(b).
ARTICLE II
THE SEPARATION
2.1.Transfer of Assets and Assumption of Liabilities.
(a)Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Distribution Date in accordance with the Restructuring Steps Memorandum and to the extent not previously effected prior to the date hereof pursuant to the steps of the Restructuring Steps Memorandum:
(i)Valero shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Corner Store, or the applicable Corner Store Designees, and Corner Store or such Corner Store Designees shall accept from Valero and its applicable Subsidiaries, all of Valero’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the Corner Store Assets (it being understood that if any Corner Store Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Corner Store Asset may be assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity);
(ii)Corner Store and the applicable Corner Store Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Corner Store Liabilities in accordance with their respective terms. Corner Store and such Corner Store Designees shall be responsible for all Corner Store Liabilities, regardless of when or where such Corner Store Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Corner Store Liabilities are asserted or determined (including any Corner Store Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents;
(iii)Valero shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries, which shall accept, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by Valero to be so assigned, transferred, conveyed and delivered; and
(iv)Valero and certain of its Subsidiaries shall accept and assume from certain of its other Subsidiaries and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries in accordance with their respective terms, and Valero and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any cause by any member of either Group, or any of their respective directors, officers, employees or agents.
(b)In furtherance of the assignment, transfer, conveyance and delivery of the Corner Store Assets and the assumption of the Corner Store Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on, before or as of the date that such Corner Store Assets are assigned, transferred, conveyed or delivered or such Corner Store Liabilities are assumed, (i) Valero shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such transfer agreements, bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Valero’s and its Subsidiaries’ (other than Corner Store and its Subsidiaries) right, title and interest in and to the Corner Store Assets to Corner Store and the Corner Store Designees, and (ii) Corner Store shall execute and deliver, and shall cause the Corner Store Designees to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Corner Store Liabilities by Corner Store and the Corner Store Designees. All of the documents contemplated by this Section 2.1(b) are referred to collectively herein as the “Valero Transfer Documents.”
(c)To the extent that any Corner Store Asset is not transferred or assigned to, or any Corner Store Liability is not assumed by, a member of the Corner Store Group at the Distribution Date or is owned or held by a member of the Valero Group after the Distribution Date, from and after the Distribution Date, any such Corner Store Asset or Corner Store Liability shall be held by such member of the Valero Group for the use and benefit of the member of the Corner Store Group entitled thereto (at the expense of the member of the Corner Store Group entitled thereto) in accordance with Section 2.5(c), and, subject to Section 2.5(b):
(i)Valero shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to Corner Store or certain of its Subsidiaries designated by Corner Store, and Corner Store or such Subsidiaries shall accept from Valero and its applicable Subsidiaries, all of Valero’s and such Subsidiaries’ respective right, title and interest in and to such Corner Store Assets; and
(ii)Corner Store and certain of its Subsidiaries designated by Corner Store shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Corner Store Liabilities in accordance with their respective terms.
(d)Corner Store hereby waives compliance by each and every member of the Valero Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Corner Store Assets to any member of the Corner Store Group.
(e)Valero hereby waives compliance by each and every member of the Corner Store Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Valero Group.
2.2.Corner Store Assets.
(a)For purposes of this Agreement, “Corner Store Assets” means (without duplication):
(i)all issued and outstanding equity interests held by Valero or its Subsidiaries in the Subsidiaries of Valero that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the Corner Store Group or entities that shall be members of the Corner Store Group as of the Distribution Date, as listed on Schedule 2.2(a)(i) (such Subsidiaries and entities, the “Transferred Entities”);
(ii)all Corner Store Contracts,
(iii)all Assets reflected as assets of Corner Store or its Subsidiaries on the Corner Store Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Corner Store Balance Sheet;
(iv)all Corner Store Intellectual Property and Corner Store Software; and
(v)all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Corner Store or any other member of the Corner Store Group, including the Assets listed on Schedule 2.2(a)(v).
Notwithstanding the foregoing, the Corner Store Assets shall not, in any event, include the Excluded Assets referred to in Section 2.2(b). All rights of the Corner Store Group in respect of Valero insurance policies are set forth in Article V and shall not otherwise be included in the Corner Store Assets.
(b)For the purposes of this Agreement, “Excluded Assets” means (without duplication):
(i)all issued and outstanding equity interests held by Valero or its Subsidiaries in any entity that is not a member of the Corner Store Group;
(ii)any cash or cash equivalents withdrawn from Corner Store Accounts in accordance with Section 2.10(e);
(iii)the Valero Intellectual Property and Valero Software;
(iv)any Shared Contract;
(v)the Assets listed on Schedule 2.2(b)(v) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Valero or any other member of the Valero Group; and
(vi)any and all Assets of any members of the Valero Group that are not Corner Store Assets pursuant to Section 2.2(a).

2.3.Corner Store Liabilities.
(a)For the purposes of this Agreement, “Corner Store Liabilities” means (without duplication):
(i)all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from:
(A)the operation or ownership of the Corner Store Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority)) other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Valero Business; or
(B)any Corner Store Asset;
in any such case, whether arising before, on or after the Distribution Date;
(ii)the Liabilities listed on Schedule 2.3(a)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Corner Store or any member of the Corner Store Group, and all agreements, obligations and Liabilities of any member of the Corner Store Group under this Agreement or any of the Ancillary Agreements;
(iii)all Liabilities relating to, arising out of or resulting from the Corner Store Financing Arrangements;
(iv)all Liabilities reflected as liabilities or obligations of Corner Store or its Subsidiaries on the Corner Store Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Corner Store Balance Sheet; and
(v)all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Corner Store Business or the other Liabilities referred to in clauses (i) through (iv) above, inclusive.
Notwithstanding the foregoing, the Corner Store Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b).
(b)For the purposes of this Agreement, “Excluded Liabilities” means (without duplication):
(i)the Liabilities listed on Schedule 2.3(b)(i) and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Valero or any other member of the Valero Group;
(ii)all agreements and obligations of any member of the Valero Group under this Agreement or any of the Ancillary Agreements;
(iii)any and all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Corner Store Business), in any such case, whether arising before, on or after the Distribution Date;
(iv)all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Valero Business or the other Liabilities referred to in clauses (i) and (ii) above; and
(v)all Liabilities arising out of the ownership or operation, prior to the Distribution Date, by any entity that is a member of the Corner Store Group as of the Distribution Date, of (A) any petroleum refinery, truck rack, pipeline system or terminal; or (B) any other Asset never used in the Corner Store Business; or (C) with respect to other Assets that were, prior to the Distribution Date, owned by an entity that is a member of the Corner Store Group but used in both the Corner Store Business and other businesses or activities unrelated to the Corner Store Business (“Other Businesses”), that portion of any Liabilities arising from the use of those Assets in the Other Businesses (and for the purposes of this paragraph (v) the supply of petroleum products to the Corner Store Business shall constitute an Other Business).
2.4.Transfer of Excluded Assets; Assumption of Excluded Liabilities.
(a)To the extent that any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Corner Store Group at the Distribution Date or is owned or held by a member of the Corner Store Group after the Distribution Date, from and after the Distribution Date, any such Excluded Asset or Excluded Liability shall be held by such member of the Corner Store Group for the use and benefit of the member of the Valero Group entitled thereto (at the expense of the member of the Valero Group entitled thereto) in accordance with Section 2.5(c), subject to Section 2.5(b) and:
(i)Corner Store shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to Valero or certain of its Subsidiaries designated by Valero, and Valero or such Subsidiaries shall accept from Corner Store and its applicable Subsidiaries, all of Corner Store’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii)Valero and certain of its Subsidiaries designated by Valero shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.
(b)In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.4(a)(i) and 2.4(a)(ii), and without any additional consideration therefor: (i) Corner Store shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Corner Store’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Valero and its Subsidiaries, and (ii) Valero shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities. All of the foregoing documents contemplated by this Section 2.4(b) and by Sections 2.1(a)(iii) and 2.1(a)(iv) shall be referred to collectively herein as the “Corner Store Transfer Documents” and, together with the Valero Transfer Documents, the “Transfer Documents.”
2.5.Approvals and Notifications.
(a)To the extent that the transfer or assignment of any Corner Store Asset, the assumption of any Corner Store Liability, the transfer or assignment of any Excluded Asset, the assumption of any Excluded Liability, or the Separation or the Distribution requires any Approvals or Notifications, the parties shall endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Valero and Corner Store, neither Valero nor Corner Store shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)If and to the extent that the valid, complete and perfected transfer or assignment to (i) the Corner Store Group of any Corner Store Assets or assumption by the Corner Store Group of any Corner Store Liabilities or (ii) the Valero Group of any Excluded Asset or assumption by the Valero Group of any Excluded Liability, would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the Corner Store Group of such Corner Store Assets or to the Valero Group of such Excluded Assets, or the assumption by the Corner Store Group of such Corner Store Liabilities or the Valero Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Corner Store Assets or Excluded Assets or Corner Store

Liabilities or Excluded Liabilities shall continue to constitute Corner Store Assets, Excluded Assets, Corner Store Liabilities or Excluded Liabilities, as applicable, for all other purposes of this Agreement.
(c)If any Corner Store Asset or Corner Store Liability is owned or held by any member of the Valero Group after the Distribution Date, or any Excluded Asset or Excluded Liability is held by any member of the Corner Store Group after the Distribution Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the Corner Store Group holding or owning such Excluded Asset or such Excluded Liability, or the member of the Valero Group holding such Corner Store Asset or Corner Store Liability, as the case may be, shall thereafter hold such Corner Store Asset or Excluded Asset or Corner Store Liability or Excluded Liability, as the case may be, for the use and benefit of the member of the Valero Group or Corner Store Group entitled thereto (at the expense of the member of the Valero Group or Corner Store Group entitled thereto). In addition, the member of the Corner Store Group retaining such Excluded Asset or such Excluded Liability, or the member of the Valero Group retaining such Corner Store Asset or Corner Store Liability, shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Corner Store Asset or Excluded Asset or Corner Store Liability or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Corner Store Group or Valero Group to whom such Corner Store Asset or Excluded Asset is to be transferred or assigned, or which shall assume such Corner Store Liability or Excluded Liability, as the case may be, in order to place such member of the Corner Store Group or Valero Group in a substantially similar position as if such Corner Store Asset or Excluded Asset or Corner Store Liability or Excluded Liability had been transferred, assigned, assumed or retained in connection with the Separation to or by the party entitled thereto and so that all the benefits and burdens relating to such Corner Store Asset or Excluded Asset or Corner Store Liability or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Corner Store Asset or Excluded Asset or Corner Store Liability or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the Corner Store Group, in the case of any Corner Store Asset or Corner Store Liability, or the Valero Group, in the case of any Excluded Asset or Excluded Liability.
(d)If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Corner Store Asset or Excluded Asset or the deferral of assumption of any Corner Store Liability or Excluded Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Corner Store Asset or Excluded Asset or the assumption of any Corner Store Liability or Excluded Liability have been removed, the transfer or assignment of the applicable Corner Store Asset or Excluded Asset or the assumption of the applicable Corner Store Liability or Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(e)Except as otherwise agreed between Valero and Corner Store, (i) any member of the Valero Group retaining a Corner Store Asset or Corner Store Liability (whether as a result of the provisions of Section 2.1(c), Section 2.5(b) or for any other reason) and (ii) any member of the Corner Store Group holding or owning an Excluded Asset or Excluded Liability (whether as a result of the provisions of Section 2.4(a), Section 2.5(b) or for any other reason), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.
2.6.Novation of Corner Store Liabilities.
(a)Each of Valero and Corner Store, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Corner Store Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Corner Store Group, so that, in any such case, the members of the Corner Store Group shall be solely responsible for the Corner Store Liabilities; provided, however, that neither Valero nor Corner Store shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.
(b)If Valero or Corner Store is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Valero Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Corner Store Liability”), Corner Store shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Valero Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Valero Group that constitute Unreleased Corner Store Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Valero Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Corner Store Liabilities shall otherwise become assignable or able to be novated, Valero shall promptly assign, or cause to be assigned, and Corner Store or the applicable Corner Store Group member shall assume, such Unreleased Corner Store Liabilities without exchange of further consideration.
2.7.Novation of Excluded Liabilities.
(a)Each of Valero and Corner Store, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Valero Group, so that, in any such case, the members of the Valero Group shall be solely responsible for such Excluded Liabilities; provided, however, that neither Valero nor Corner Store shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.
(b)If Valero or Corner Store is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Corner Store Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), Valero shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Corner Store Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Corner Store Group that constitute Unreleased Excluded Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Corner Store Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, Corner Store shall promptly assign, or cause to be assigned, and Valero or the applicable Valero Group member shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.
2.8.Termination of Agreements.
(a)Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions set forth in Article V, Corner Store and each member of the Corner Store Group, on the one hand, and Valero and each member of the Valero Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Corner Store and/or any member of the Corner Store Group and/or any entity that shall be a member of the Corner Store Group as of the Distribution Date, on the one hand, and Valero and/or any member of the Valero Group (other than entities that shall be members of the Corner Store Group as of the Distribution Date), on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the Corner

Store Financing Arrangements); (ii) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the Form 10 or otherwise listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Corner Store Assets or Corner Store Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any intercompany accounts payable or accounts receivable described on Schedule 2.8(b)(iv); (v) any agreements, arrangements, commitments or understandings to which any member of the Valero Group or Corner Store Group, other than Valero, Corner Store or any wholly owned Subsidiary of Valero or Corner Store, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any Shared Contracts; and (vii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.
2.9.Treatment of Shared Contracts.
(a)Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable party pursuant to an Ancillary Agreement, (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.9(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.9(a), and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Corner Store Group, and (B) any contract, agreement, arrangement, commitment or understanding that is a Corner Store Asset or a Corner Store Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Valero Group, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Corner Store Group or the Valero Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Corner Store Business or the businesses retained by Valero, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.
(b)Each of Valero and Corner Store shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party, or its subsidiaries, as applicable, not later than the Distribution Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
(c)Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.
2.10.Bank Accounts; Cash Balances.
(a)Valero and Corner Store each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as Valero and Corner Store may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Corner Store or any other member of the Corner Store Group (collectively, the “Corner Store Accounts”) so that such Corner Store Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Valero or any other member of the Valero Group (collectively, the “Valero Accounts”), are de-linked from the Valero Accounts.
(b)Valero and Corner Store each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as Valero and Corner Store may agree), all actions necessary to amend all agreements governing the Valero Accounts so that such Valero Accounts, if currently linked to a Corner Store Account, are de-linked from the Corner Store Accounts.

(c)It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there shall be in place a centralized cash management process pursuant to which the Corner Store Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Corner Store.
(d)It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there shall continue to be in place a centralized cash management process pursuant to which the Valero Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Valero.
(e)With respect to any outstanding payments initiated by Valero, Corner Store, or any of their respective Subsidiaries prior to the Separation, such outstanding payments shall be honored following the Separation by the Person or Group owning the account from which the payment was initiated.
(f)As between Valero and Corner Store (and the members of their respective Groups), all payments made and reimbursements received after the Separation by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto). Each party shall maintain an accounting of any such payments and reimbursements, and the parties shall have a monthly reconciliation, whereby all such payments made and reimbursements received by each party are calculated and the net amount owed to Valero or Corner Store shall be paid over with right of set-off. If at any time the net amount owed to either party exceeds $10,000,000, an interim payment of such net amount owed shall be made to the party entitled thereto within three (3) business days of such amount exceeding $10,000,000. Notwithstanding the foregoing, neither Valero nor Corner Store shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non‑sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.
2.11.Other Ancillary Agreements. Effective as of the date hereof, each of Valero and Corner Store shall execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which shall be executed on or prior to the Distribution Date).
2.12.Disclaimer of Representations and Warranties. EACH OF VALERO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VALERO GROUP) AND CORNER STORE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CORNER STORE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH

PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY VALERO, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
THE DISTRIBUTION
3.1.Actions Prior to the Distribution. Prior to the Distribution Date and subject to the terms and conditions set forth herein, the parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)Notice to NYSE. Valero shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)Securities Law Matters. Corner Store shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Valero and Corner Store shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Valero and Corner Store shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
(c)Mailing of Information Statement. Valero shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Valero Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(d)The Distribution Agent. Valero shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.
(e)Stock-Based Employee Benefit Plans. At or prior to the Distribution Date, Valero and Corner Store shall take all actions as may be necessary to approve the stock-based employee benefit plans of Corner Store in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.
(f)Certificate of Incorporation. Valero and Corner Store shall take all necessary action that may be required to provide for the adoption by Corner Store of the Amended and Restated Certificate of Incorporation of Corner Store (the “Corner Store Certificate of Incorporation”) and the Amended and Restated Bylaws of Corner Store, each in such form as may be reasonably determined by Valero and Corner Store, and Corner Store shall file the Corner Store Certificate of Incorporation with the Secretary of State of the State of Delaware.
(g)Financing Arrangements. Corner Store shall enter into the Corner Store Financing Arrangements, on such terms and conditions as agreed by Valero (including the amount that shall be borrowed pursuant to the Corner Store Financing Arrangements and the interest rates for such borrowings). Valero and Corner Store shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Corner Store Financing Arrangements, including Rating Agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Corner Store Financing Arrangements and any marketing efforts or road shows related thereto. The parties agree that Corner Store, and not Valero, shall be ultimately responsible for all third-party costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Valero Group or Corner Store Group associated with the Corner Store Financing Arrangements.
(h)Restructuring Steps Memorandum. Valero and Corner Store shall take the steps set forth on the Restructuring Steps Memorandum to the extent the Restructuring Steps Memorandum contemplates such steps being taken at or prior to the Distribution Date.
(i)Satisfying Conditions to Distribution. Valero and Corner Store shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Date.
3.2.Effecting the Distribution.
(a)Delivery of Corner Store Common Stock. On or prior to the Distribution Date, Valero shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of Corner Store Common Stock as is necessary to effect the Distribution.

(b)Distribution Date. The Distribution Date shall be 11:59 p.m. Eastern Time, or such other time as Valero may determine, on such date as Valero may determine.
(c)Distribution of Shares and Cash. Valero shall instruct the Agent to distribute, as soon as practicable following the Distribution Date, to each Record Holder the following: (i) [•] shares of Corner Store Common Stock for each share of Valero Common Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.2(d).
(d)No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Distribution Date, Valero shall direct the Agent to determine the number of whole shares and fractional shares of Corner Store Common Stock allocable to each holder of record or beneficial owner of Valero Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither Valero nor Corner Store shall be required to guarantee any minimum sale price for the fractional shares of Corner Store Common Stock. Neither Valero nor Corner Store shall be required to pay any interest on the proceeds from the sale of fractional shares.
(e)Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.2(d), the beneficial owner of Valero Common Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.
(f)Unclaimed Stock or Cash. Any Corner Store Common Stock or cash in lieu of fractional shares with respect to Corner Store Common Stock that remains unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to Corner Store. Corner Store shall hold such Corner Store Common Stock for the account of such Record Holder, and the parties agree that all obligations to provide such Corner Store Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Corner Store, subject in each case to applicable escheat or other abandoned property Laws, and Valero shall have no Liability with respect thereto.
(g)Transfer Authorizations. Corner Store agrees to provide all book-entry transfer authorizations for shares of Corner Store Common Stock that Valero or the Agent shall require in order to effect the Distribution.

3.3.Conditions to the Distribution.
(a)The consummation of the Distribution shall be subject to the satisfaction, or waiver by Valero in its sole and absolute discretion, of the conditions set forth in this Section 3.3(a).
(i)Completion of the Separation. The Separation shall have been completed in accordance with the Restructuring Steps Memorandum.
(ii)Private Letter Ruling. Valero shall have received a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, the Contribution and the Distribution, if effected, taken together, shall qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.
(iii)Opinion of Nationally Recognized Accounting Firm. Valero shall have received an opinion from a nationally recognized accounting firm in form and substance satisfactory to Valero, in its sole discretion, to the effect that the Contribution and the Distribution, if effected, taken together, shall qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.
(iv)Governmental Approvals. All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.
(v)Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.
(vi)No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of Valero shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.
(vii)Effectiveness of Form 10; Mailing of Information Statement. A Registration Statement on Form 10 registering the Corner Store Common Stock (the “Form 10”) shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) shall have been mailed to Valero’s stockholders as of the Record Date.
(viii)Listing on NYSE. The Corner Store Common Stock shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(ix)Contribution. Valero shall have received the Cash Consideration, the Senior Notes and Corner Store Common Stock in connection with the Contribution and shall be satisfied in its sole discretion that, as of the Distribution Date, it shall have no further Liability whatsoever under the Corner Store Financing Arrangements (including in connection with any guarantees provided by any member of the Valero Group).
(x)Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.
(xi)Solvency Opinion. Valero shall have received an opinion from a nationally recognized investment banking firm or other authority in form and substance satisfactory to Valero, in its sole discretion, confirming the solvency and financial viability of Corner Store after consummation of the Distribution, and such opinion shall not have been withdrawn or rescinded.
(xii)No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the Valero Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Valero or its stockholders.
3.4.Sole Discretion. The foregoing conditions are for the sole benefit of Valero and shall not give rise to or create any duty on the part of Valero or the Valero Board to waive or not waive such conditions or in any way limit Valero’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the Valero Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.
ARTICLE IV
DISPUTE RESOLUTION
4.1.General Provisions
(a)Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IV.
(b)THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(c)The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the parties in writing.
(d)All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The parties shall take any necessary or appropriate action required to effectuate such tolling.
4.2.Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (a) a statement of the Dispute and of each party’s position and (b) the names and titles of the executives who may represent that party and of any other persons who may accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 4.2. Such executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in San Antonio, Texas.
4.3.Arbitration.
(a)In the event any Dispute is not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice, and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).
(b)Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 4.2, either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any Texas federal or state court, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.
(c)Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3 million or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; however, the party who makes that request shall solely bear the increased costs and expenses associated with a panel of three (3)

arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).
(d)The panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within fifteen (15) days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within fifteen (15) days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.
(e)The place of arbitration shall be San Antonio, Texas. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.
(f)The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 10.18. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 4.3(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.
(g)Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).
(h)So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 4.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i)The interim or final award in an arbitration pursuant to this Article IV shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.
(j)It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 4.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.
(k)The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Texas Law, as provided in Section 10.2 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 4.3.
(l)Subject to Section 4.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good faith basis for the position taken by the other party in the arbitration.
(m)Notwithstanding anything in this Article IV to the contrary, any disputes relating to the interpretation of Article V or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.
ARTICLE V
MUTUAL RELEASES; INDEMNIFICATION
5.1.Release of Pre-Distribution Claims.
(a)Except as provided in Section 5.1(c), effective as of the Distribution Date, Corner Store does hereby, for itself and each other member of the Corner Store Group, their respective Affiliates (other than any member of the Valero Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the Corner Store Group (in each case, in their respective capacities as such), remise, release and forever discharge Valero and the members of the Valero Group, their respective Affiliates (other than any member of the Corner Store Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Valero Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions related to or undertaken in connection with the Separation and the Distribution and all other activities to implement the Separation and the Distribution or contemplated hereunder.
(b)Except as provided in Section 5.1(c), effective as of the Distribution Date, Valero does hereby, for itself and each other member of the Valero Group, their respective Affiliates (other than any member of the Corner Store Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the Valero Group (in each case, in their respective capacities as such), remise, release and forever discharge Corner Store, the respective members of the Corner Store Group, their respective Affiliates (other than any member of the Valero Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Corner Store Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions related to or undertaken in connection with the Separation and the Distribution and all other activities to implement the Separation and the Distribution or contemplated hereunder.
(c)Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:
(i)any Liability provided in or resulting from any agreement among any members of the Valero Group or the Corner Store Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Distribution Date;
(ii)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement (including any Corner Store Liability and any Excluded Liability, as applicable);
(iii)any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Date;
(iv)any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and any other applicable provisions of this Agreement or any Ancillary Agreement; or
(vi)any Liability the release of which would result in the release of any third Person other than a Person released pursuant to this Section 5.1.
In addition, nothing contained in Section 5.1(a) shall release Valero from honoring its existing obligations to indemnify any director, officer or employee of a member of the Corner Store Group who was a director, officer or employee of a member of the Valero Group on or prior to the Distribution Date, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a Corner Store Liability, Corner Store shall indemnify Valero for such Liability (including Valero’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.
(d)Corner Store covenants that it shall not make, and shall not permit any member of the Corner Store Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Valero or any member of the Valero Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Valero covenants that it shall not make, and shall not permit any member of the Valero Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Corner Store or any member of the Corner Store Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(e)It is the intent of each of Valero and Corner Store, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Corner Store or any member of the Corner Store Group, on the one hand, and Valero or any member of the Valero Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party to this Agreement, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
(f)Any breach of the provisions of this Section 5.1 by either Valero or Corner Store shall entitle the other party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

5.2.Indemnification by Corner Store. Subject to Section 5.4, Corner Store shall, and shall cause the other members of the Corner Store Group to, indemnify, defend and hold harmless Valero, each member of the Valero Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Valero Indemnitees”), from and against any and all Liabilities of the Valero Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)the failure of Corner Store or any other member of the Corner Store Group or any other Person to pay, perform or otherwise promptly discharge any Corner Store Liabilities or Corner Store Contracts in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;
(b)the Corner Store Business, any Corner Store Liabilities or any Corner Store Contracts;
(c)the Assumed Actions;
(d)any Corporate Action or Action relating exclusively to the Corner Store Business from which Corner Store is unable to cause a Valero Group party to be removed pursuant to Section 5.6(d);
(e)any failure by Corner Store or a member of the Corner Store Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(d);
(f)any breach by Corner Store or any member of the Corner Store Group of this Agreement or any of the Ancillary Agreements;
(g)any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Corner Store or its Subsidiaries by Valero or any of its Subsidiaries (other than Corner Store or its Subsidiaries) that survives following the Distribution Date; and
(h)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Corner Store shall have furnished any amendments or supplements thereto), any registration statement relating to the Retained Stock or the Senior Notes or any offering memorandum or other marketing materials prepared in connection with the Corner Store Financing Arrangements, other than any such statement or omission in the Form 10, Information Statement, such registration statements or offering memorandum or other marketing materials to the extent provided in writing by Valero and primarily concerning the Valero Group.

5.3.Indemnification by Valero. Subject to Section 5.4, Valero shall, and shall cause the other members of the Valero Group to, indemnify, defend and hold harmless Corner Store, each member of the Corner Store Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Corner Store Indemnitees”), from and against any and all Liabilities of the Corner Store Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)the failure of Valero or any other member of the Valero Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Distribution Date or the date hereof;
(b)the Valero Business and the Excluded Assets;
(c)the Excluded Liabilities;
(d)any Corporate Action or Action relating exclusively to the Valero Business from which Valero is unable to cause a Corner Store Group party to be removed pursuant to Section 5.6(d);
(e)any failure by Valero or a member of the Valero Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(d);
(f)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Corner Store shall have furnished any amendments or supplements thereto), any registration statement relating to the Retained Stock or the Senior Notes or any offering memorandum or other marketing materials prepared in connection with the Corner Store Financing Arrangements, in each case only to the extent provided in writing by Valero and solely concerning the Valero Group; and
(g)any breach by Valero or any member of the Valero Group of this Agreement or any Ancillary Agreements.
5.4.Indemnification Obligations Net of Insurance Proceeds.
(a)The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.
(c)Each of Valero and Corner Store shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies identified on Schedule 6.1(c). Each of Valero and Corner Store hereby waives, for itself and each member of its Group, its rights to recover against the other party in subrogation or as subrogee for a third Person.
(d)For all claims as to which indemnification is provided under Section 5.2 or 5.3 other than Third-Party Claims (as to which Section 5.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.
5.5.Procedures for Indemnification of Third-Party Claims.
(a)If an Indemnitee shall receive written notice from a Person (including any Governmental Authority) who is not a member of the Valero Group or the Corner Store Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or, subject to Section 5.14, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).
(b)An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third‑Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.
(c)If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, and the Indemnitee conducts and controls the defense of such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 5.5(b), a Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Credit Rating of the Indemnifying Party as determined by at least two Rating Agencies is or falls below “B” as established by Standard & Poor’s or Fitch, Inc., or “B2” as established by Moody’s, or the equivalent as established by any other Rating Agency, (iii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iv) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (v) there occurs a change of control of the Indemnifying Party.
(e)An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Section 7.7, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling party, at the non-controlling party’s expense, all witnesses, information and materials in such party’s possession or under such party’s control relating thereto as are reasonably required by the controlling party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.
(f)Neither party may settle or compromise any Third-Party Claim for which either party is seeking to be indemnified hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other party and provides for a full, unconditional and irrevocable release of the other party from all Liability in connection with the Third-Party Claim. The parties hereby agree that if a party presents the other party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either party is seeking to be indemnified hereunder and the party receiving such Proposal does not respond in any manner to the party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the party receiving such proposal shall be deemed to have consented to the terms of such proposal.
(g)Schedule 5.5(g) identifies certain pending Third-Party Claims with respect to which Liabilities will be allocated and the other actions taken as set forth therein. With respect to the Third-Party Claims identified in Schedule 5.5(g), in the event of any conflict between the provisions of this Article V and the provisions of Schedule 5.5(g), the latter shall govern. There shall be no requirement under this Section 5.5 to give notice with respect to any Third-Party Claims that exist as of the Distribution Date.
(h)The provisions of this Section 5.5 (other than this Section 5.5(h)) and the provisions of Section 5.6 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).
(i)All Assumed Actions have been tendered by Valero to Corner Store and are deemed to be formally accepted by Corner Store upon the execution of this Agreement.
(j)The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.
5.6.Additional Matters.
(a)Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.

THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.
(b)Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.
(c)In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(d)In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.
(e)In the event that Corner Store or Valero establishes a risk accrual in an amount of at least $5 million with respect to any Third-Party Claim for which such party has indemnified the other party pursuant to Section 5.2 or 5.3, as applicable, it shall notify the other party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.
(f)Each of Corner Store and Valero shall provide the other party or a Third Party designated by such party with all information necessary for such party to comply with its obligations under Section 111 of the Medicare, Medicaid and SCHIP Extension Act (or any successor thereto) (“Medicare Reporting Obligations”) with respect to the settlement or other disposition of any Action by or on behalf of such party. If Corner Store or Valero fails to do so promptly and/or provides materially incorrect information, then such party shall indemnify the other party pursuant for any fines, penalties and/or costs arising from any such failure or action. Each of Corner Store and Valero shall bear its own costs associated with satisfying such

Medicare Reporting Obligations (including but not limited to settlements or releases of personal injury claims from a Medicare beneficiary on behalf of such party). Each of Corner Store and Valero shall provide the other party with a monthly written report identifying all Actions that are subject to Medicare Reporting Obligations on the part of any member of the applicable Group and that have been settled or otherwise disposed of by or on behalf of any member of such Group. In addition, Corner Store and Valero may establish a procedure reasonably acceptable to each of Corner Store and Valero to automatically send electronic notice to the other party through the litigation management system or any successor system when any such Action is closed, regardless of whether such Action was decided by settlement, verdict, dismissal or was otherwise disposed of.
(g)An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, however, that an Indemnitee shall have no obligation to make a claim for recovery against any of its insurers with respect to any Losses for which it is seeking indemnification.
(h)THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.
5.7.Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, if a party has recovered any Losses from the other party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.
5.8.Survival of Indemnities. The rights and obligations of each of Valero and Corner Store and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its respective Subsidiaries.
5.9.Guarantees, Letters of Credit and Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:
(a)On or prior to the Distribution Date or as soon as practicable thereafter, Corner Store shall (with the reasonable cooperation of the applicable member(s) of the Valero Group) use its commercially reasonable efforts to have any member(s) of the Valero Group removed as guarantor of or obligor for any Corner Store Liability to the extent that they relate to Corner Store Liabilities, including in respect of those guarantees, letters of credit and other obligations set forth on Schedule 5.9(a).
(b)On or prior to the Distribution Date, to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the Valero Group, Corner Store shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Corner Store would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.
(c)If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.9, (i) Corner Store shall, and shall cause the other members of the Corner Store Group to, indemnify, defend and hold harmless each of the Valero Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Valero Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Corner Store shall not, and shall cause the other members of the Corner Store Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the Valero Group is or may be liable unless all obligations of the members of the Valero Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Valero in its sole and absolute discretion.
5.10.Right of Contribution.
(a)Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.10: (i) any fault associated with the business conducted with the Corner Store Assets or Corner Store Liabilities (except for the gross negligence or intentional misconduct of Valero or a Valero Subsidiary) or with the ownership, operation or activities of the Corner Store Business prior to the Distribution Date, shall be deemed to be the fault of Corner Store and the Corner Store Subsidiaries, and no such fault shall be deemed to be the fault of Valero or a Valero Subsidiary; and (ii) any fault associated with the business conducted with the Excluded Assets or Excluded Liabilities (except for the gross negligence or intentional misconduct of Corner Store or a Corner Store Subsidiary) or with the ownership, operation or activities of the Valero Business prior to the Distribution Date, shall be deemed to be the fault of Valero and the Valero Subsidiaries, and no such fault shall be deemed to be the fault of Corner Store or a Corner Store Subsidiary.
(c)Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.
5.11.No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the Valero Group, on the one hand, and the Corner Store Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.
5.12.No Cross-Claims or Third-Party Claims. Each of Corner Store and Valero agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the Valero Group or Corner Store Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.
5.13.Severability. If any indemnification provided for in this Article V is determined by a Texas federal or state court to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.
5.14.Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent (a) any Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any Corner Store Liability, Excluded Liability, Corner Store Asset or Excluded Asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Ancillary Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such Corner Store Liability, Excluded Liability, Corner Store Asset or Excluded Asset and instead the indemnification obligations and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Corner Store Liability, Excluded Liability, Corner Store Asset or Excluded Asset, and (b) the Registration Rights Agreement contains any indemnification obligation or contribution obligation relating to any Liabilities of the Valero Indemnitees or Corner Store Indemnitees relating to, arising out of or resulting from information contained in any registration statement (other than the Form 10 (including any amendments or supplements thereto) and the Information Statement (as amended or supplemented if Corner Store shall have furnished any amendments or supplements thereto), to which this Section 5.14 shall not apply), the indemnification obligations and contribution obligations contained herein shall not apply to such Liabilities and instead the indemnification obligations and/or contribution obligations set forth in the Registration Rights Agreement shall govern with regard to such Liabilities.
ARTICLE VI
INSURANCE MATTERS
6.1.Insurance Matters.
(a)Valero and Corner Store agree to cooperate in good faith to arrange insurance coverage for Corner Store to be effective no later than the Distribution Date. In no event shall Valero, any other member of the Valero Group or any Valero Indemnitee have liability or obligation whatsoever to any member of the Corner Store Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Corner Store Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.
(b)From and after the Distribution Date, neither Corner Store nor any member of the Corner Store Group shall have any rights to or under any of Valero’s or its Affiliates’ insurance policies. At the Distribution Date, Corner Store shall have in effect all insurance programs required to comply with Corner Store’s contractual obligations and such other insurance policies as reasonably necessary, and, following the Distribution Date, Corner Store shall maintain such insurance programs and policies with insurers which comply with the minimum financial credit rating standards set by the major global insurance brokers.
(c)From and after the Distribution Date with respect to any losses, damages and liabilities incurred by any member of the Corner Store Group prior to or in respect of the period prior to the Distribution Date, Valero shall provide Corner Store with access to, and Corner Store may, upon ten (10) days’ prior written notice to Valero, make claims under, Valero’s third-party insurance policies and captive insurance policies in place at the time of the Distribution and Valero’s historical policies of insurance, but solely to the extent that such policies provided coverage for the Corner Store Group prior to the Distribution; provided, that such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)Corner Store shall provide Valero with a written report sixty (60) days prior to any such third-party insurance policy’s renewal date, as advised by Valero, identifying any claims made by Corner Store for which notice has previously been provided to insurers of Valero;
(ii)Corner Store and members of the Corner Store Group shall indemnify, hold harmless and reimburse Valero and members of the Valero Group for any deductibles, self-insured retention, fees and expenses incurred by Valero or members of the Valero Group to the extent resulting from any such access to, or any claims made by

Corner Store or members of the Corner Store Group under, any insurance provided pursuant to this Section 6.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim-handling fees, whether such claims are made by Corner Store, its employees or third Persons; and
(iii)Corner Store shall exclusively bear (and neither Valero nor any member of the Valero Group shall have any obligation to repay or reimburse Corner Store or members of the Corner Store Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Corner Store or any member of the Corner Store Group under the policies as provided for in this Section 6.1(c).
(iv)Notwithstanding the foregoing, nothing in this Section 6.1(c) shall be construed to limit any of Valero’s indemnification obligations, or any Corner Store Indemnitee’s rights to receive indemnification, under Article V.
In the event that an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Corner Store Group, on the one hand, and the Valero Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to Valero’s insurance carrier(s) (including any submissions prior to the Distribution Date). To the extent that the Valero Group or the Corner Store Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Valero’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. If Valero determines not to reinstate the policy aggregate, then each Group shall bear all of its own future costs.
In the event that any member of the Valero Group incurs any losses, damages or liability prior to or in respect of the period prior to the Distribution Date for which such member of the Valero Group is entitled to coverage under Corner Store’s third-party insurance policies, the same process pursuant to this Section 6.1(c) shall apply, substituting “Valero” for “Corner Store” and “Corner Store” for “Valero.”
(d)All payments and reimbursements by Corner Store pursuant to this Section 6.1 shall be made within fifteen (15) days after Corner Store’s receipt of an invoice therefor from Valero. If Valero incurs costs to enforce Corner Store’s obligations herein, Corner Store agrees to indemnify Valero for such enforcement costs, including attorneys’ fees.
(e)All payments and reimbursements by Valero pursuant to this Section 6.1 shall be made within fifteen (15) days after Valero’s receipt of an invoice therefor from Corner Store. If Corner Store incurs costs to enforce Valero’s obligations herein, Valero agrees to indemnify Corner Store for such enforcement costs, including attorneys’ fees.Valero shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Corner Store Liabilities and/or claims Corner Store has made or could make in the future, and no member of the Corner Store Group shall, without the prior written consent of Valero, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Valero’s insurers with respect to any of Valero’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Corner Store shall cooperate with Valero and share such information at Corner Store’s cost as is reasonably necessary in order to permit Valero to manage and conduct its insurance matters as it deems appropriate. Neither Valero nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of Valero’s or its Affiliates’ liability policies for any acts or omissions by any member of the Corner Store Group incurred prior to the Distribution Date. To the extent reasonably practicable, Valero will notify Corner Store at least 10 days prior to terminating or initiating a buyback of any insurance policy or program with respect to which Corner Store has asserted a claim or given written notice to Valero that it proposes to submit a claim.
(f)This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Valero Group in respect of any insurance policy or any other contract or policy of insurance.
(g)Corner Store does hereby, for itself and each other member of the Corner Store Group, agree that no member of the Valero Group shall have any Liability whatsoever as a result of the insurance policies and practices of Valero and its Affiliates as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
ARTICLE VII
EXCHANGE OF INFORMATION; CONFIDENTIALITY
7.1.Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of Valero and Corner Store, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other party, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either party or any of its Subsidiaries to the extent that: (i) such Information relates to the Corner Store Business or any Corner Store Asset or Corner Store Liability, if Corner Store is the requesting party, or to the Valero Business or any Excluded Asset or Excluded Liability, if Valero is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence. The party providing Information pursuant to this Section 7.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 7.1 shall expand the obligations of the parties under Section 7.4.
7.2.Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 or 7.7 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
7.3.Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information or otherwise complying with the request with respect to such Information. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
7.4.Record Retention.
(a)The parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the parties, and that following the Distribution Date, each party will have some of the Tangible Information of the other party stored at its facilities or at Third Party records storage locations arranged for by such party (each, a “Records Facility”).
(b)Each party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 7.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records as to which it is the Custodial Party that relates to (x) any Action that is pending as of the Distribution Date or (y) any Action that arises or becomes threatened or reasonably anticipated after the Distribution Date as to which the Custodial Party has received a written notice of the applicable “litigation hold” from the Non-Custodial Party.
7.5.Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 7.4.
7.6.Other Agreements Providing for Exchange of Information.
(a)The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b)Either party that receives, pursuant to a request for Information in accordance with this Article VII, Tangible Information that is not relevant to its request shall (i) return it to the providing party or, at the providing party’s request, destroy such Tangible Information and (ii) deliver to the providing party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting party.
(c)When any Tangible Information provided by one party to the other party (other than Tangible Information provided pursuant to Section 7.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving party shall promptly, after request of the other party, either return to the other party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing party has requested that the other party destroy such Tangible Information, certify to the other party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving party’s business, Assets, Liabilities, operations or activities.
7.7.Production of Witnesses; Records; Cooperation. Without limiting any other provision of this Agreement, the parties agree to consult and cooperate to the extent reasonably necessary with respect to any Actions. In furtherance of such undertaking, the parties shall enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
7.8.Privileged Matters.
(a)The parties recognize that legal and other professional services that have been and shall be provided prior to the Distribution Date have been and shall be rendered for the collective benefit of the parties and their respective Subsidiaries, and that each party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.
(b)The parties agree as follows: (i) Valero shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Valero Business, whether or not the Privileged Information is in the possession or under the control of a member of the Valero Group or the Corner Store Group. Valero shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Valero Group or the Corner Store Group; and (ii) Corner Store shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Corner Store Business, whether or not the Privileged Information is in the possession or under the control of a member of the Valero Group or the Corner Store Group. Corner Store shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Corner Store Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Valero Group or the Corner Store Group.
(c)Subject to Sections 7.8(d) and 7.8(e), the parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 7.8(b) and all privileges and immunities relating to any Actions or other matters that involve both parties (or one or more of their respective Subsidiaries) and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.
(d)If any dispute arises between Valero and Corner Store, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either party and/or their respective Subsidiaries, each party agrees that it shall: (i) negotiate with the other party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other party; and (iii) not unreasonably withhold consent to any request for waiver by the other party. Further, each party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.
(e)Upon receipt by Corner Store or by any of the Corner Store Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Valero or any of the Valero Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Corner Store obtains knowledge that any of its, or a Corner Store Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Corner Store shall promptly provide written notice to Valero of the existence of the request (which notice shall be delivered to Valero no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Valero a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(f)Upon receipt by Valero or by any of the Valero Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Corner Store or any of the Corner Store Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Valero obtains knowledge that any of its, or a Valero Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Valero shall promptly provide written notice to Corner Store of the existence of the request (which notice shall be delivered to Corner Store no later than five (5)

business days following the receipt of any such subpoena, discovery or other request) and shall provide Corner Store a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of the parties set forth in this Section 7.8 and in Section 7.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The parties further agree that: (i) the exchange by one party to the other party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the party receiving such Privileged Information shall promptly return such Privileged Information to the party who has the right to assert the privilege or immunity.
(h)In furtherance of, and without limitation to, the parties’ agreement under this Section 7.8, Valero and Corner Store shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
7.9.Confidentiality.
(a)Confidentiality. From and after the Distribution Date, subject to Section 7.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Valero, on behalf of itself and each of the Valero Subsidiaries, and Corner Store, on behalf of itself and each of the Corner Store Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Valero’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential and proprietary Information concerning the other party (or its business) and the other party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Distribution Date) or furnished by the other party or the other party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other party or any of its Subsidiaries. If any confidential and proprietary Information of one party or any of its Subsidiaries is disclosed to another party or any of its Subsidiaries in connection with providing services to such first party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.
(b)No Release; Return or Destruction. Each party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other party addressed in Section 7.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 7.10. Without limiting the foregoing, when any Information furnished by the other party after the Distribution Date pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a party shall not be required to destroy or return any such Information to the extent that (i) the party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.
(c)Third-Party Information; Privacy or Data Protection Laws. Each party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Date, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other party or the other party’s Subsidiaries, on the other hand, prior to the Distribution Date; or (ii) that, as between the two parties, was originally collected by the other party or the other party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Date or affirmative commitments or representations that were made before the Distribution Date by, between or among the other party or the other party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.
7.10.Protective Arrangements. In the event that either party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the party or any member of its Group are traded to disclose or provide any confidential or proprietary

Information of the other party (other than with respect to any such Information furnished pursuant to the provisions of Sections 7.1 through 7.9, as applicable), that is subject to the confidentiality provisions hereof, such party shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order, at such other party’s own cost and expense. In the event that such other party fails to receive such appropriate protective order in a timely manner and the party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the party receiving the request or demand, then the party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1.Further Assurances.
(a)In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Corner Store Assets and the assignment and assumption of the Corner Store Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party shall, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party all of the transferring party’s right, title and interest to the Assets allocated to such party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.
(c)On or prior to the Distribution Date, Valero and Corner Store in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Valero or Subsidiary of Corner Store, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
8.2.Performance. Valero shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Valero Group. Corner Store shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Corner Store Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 8.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement or any Ancillary Agreement.
8.3.Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement, and in relation to any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement.
ARTICLE IX
TERMINATION
9.1.Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Separation and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of the Valero Board without the approval of any Person, including Corner Store. In the event that this Agreement is terminated, this Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.
ARTICLE X
MISCELLANEOUS
10.1.Counterparts; Entire Agreement; Corporate Power.
(a)This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b)This Agreement and the Ancillary Agreements, and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.
(c)Valero represents on behalf of itself and each other member of the Valero Group, and Corner Store represents on behalf of itself and each other member of the Corner Store Group, as follows:
(i)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)Each party hereto acknowledges that it and each other party hereto may execute this Agreement and the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement and each Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).
10.2.Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3.Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto and provided, further, that Valero may assign its rights and delegate its obligations under this Agreement or any Ancillary Agreement to any of its

Affiliates or in connection with a change of control of Valero or a sale or disposition of any of the Assets or Liabilities or lines of business of Valero, provided, that no such assignment or delegation shall release Valero from any Liability or obligation under this Agreement or any Ancillary Agreement.
10.4.Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement or any Ancillary Agreement of any Valero Indemnitee or Corner Store Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder or thereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
10.5.Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):
If to Valero, to:
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attention: General Counsel
If to Corner Store, to:
CST Brands, Inc.
One Valero Way
San Antonio, Texas 78249
Attention: General Counsel
Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.
10.6.Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
10.7.Force Majeure. Neither party shall be deemed in default of this Agreement, the Tax Matters Agreement or the Employee Matters Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, the Tax Matters Agreement or the Employee Matters Agreement, as applicable, as soon as reasonably practicable.
10.8.Publicity. From and after the Distribution Date, Corner Store and Valero shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
10.9.Expenses. Except as expressly set forth in this Agreement (including Sections 3.1(g) and 8.1(b)) or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, shall be borne by the party incurring such fees, costs or expenses.
10.10.Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).
10.11.Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
10.12.Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13.Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.14.Specific Performance. Subject to the provisions of Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.
10.15.Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced.
10.16.Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.
10.17.Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
10.18.Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER CORNER STORE OR ITS AFFILIATES, ON THE ONE HAND, NOR VALERO OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.
VALERO ENERGY CORPORATION

By:	________________________
Name:
Title:
CST BRANDS, INC.

By:	________________________
Name:
Title: